EXHIBIT 5





CyberOptics Corporation
5900 Golden Hills Drive
Golden Valley, Minnesota 55416

                  Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-8 filed by CyberOptics Corporation (the "Company") with the Securities and Exchange Commission on or about the date hereof, relating to the registration of 350,000 common shares, no par value, which may be issued pursuant to the exercise of options granted or which may be granted under the Company's 1998 Stock Incentive Plan and Stock Option Agreement with Steven M. Quist (the "Plans"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

                  1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

                  2. The 350,000 shares which may be issued by the Company under the Plans will be, when issued and paid for as described in the Registration Statement, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Dated: August 17, 1998
                                           Very truly yours,

                                             /s/ Dorsey & Whitney LLP

TOM